Exhibit 19.1

Siebert Financial Corp.

Insider Trading Policy and Guidelines

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Siebert Financial Corp. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (“Board of Directors”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy.

FINRA Rule 3210 provides, among other things, that no person associated with a member ("employer member") shall, without the prior written consent of the member, open or otherwise establish at a member other than the employer member ("executing member"), or at any other financial institution, any account in which securities transactions can be effected and in which the associated person has a beneficial interest. (Please see FINRA Rule 3210 for further detail).

Transactions Subject to the Policy

This Policy applies to transactions in all of the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities (collectively, the “Company Securities”).

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Board of Directors has appointed the Muriel Siebert & Co., Inc. Chief Compliance Officer to be the Compliance Officer for the purposes of this Policy (“Compliance Officer”), and in his or her absence, another employee designated by this Compliance Officer shall be responsible for administration of this Policy. Should the Compliance Officer be unable to serve in his/her role, the Board of Directors will appoint a replacement Compliance Officer. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

●	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

●	Recommend the purchase or sale of any Company Securities;

●	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

●	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;

●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

●	A pending or proposed merger, acquisition or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset;

●	A pending or proposed joint venture;

●	A Company restructuring;

●	Significant related party transactions;

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	Bank borrowings or other financing transactions out of the ordinary course;

●	The establishment of a repurchase program for Company Securities;

●	A change in the Company’s pricing or cost structure;

●	Major marketing changes;

●	A change in management;

●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	Development of a significant new product, process, or service;

●	Pending or threatened significant litigation, or the resolution of such litigation;

●	Impending bankruptcy or the existence of severe liquidity problems;

●	The gain or loss of a significant customer or supplier;

●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Procedures if You Learn Inside Information

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non–public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non–public information as part of your legitimate business dealings on behalf of the Company or its customers, and you use that information to trade in securities, or if you transmit that information to another person for purposes of trading in securities (so–called “tipping”), you would be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (so–called “tippee”) from a person who has breached a duty or who has misappropriated information may also be held liable.

It is not illegal to learn inside information. It is, however, illegal for you to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, contact the Compliance Officer immediately so that the Compliance Officer may address the insider trading issues and preserve the integrity of the Company’s activities. Do not trade on the information or discuss the possible inside information with any other person at the Company. If you become aware of a breach of these policies or of a leak of inside information, advise Compliance immediately.

Transactions by Family Members, Others, and Controlled Entities

This Policy applies to your family members, other members of a person’s household and entities controlled by a person covered by this Policy. FINRA Rule 3210 provides, among other things, that no person associated with a member ("employer member") shall, without the prior written consent of the member, open or otherwise establish at a member other than the employer member ("executing member"), or at any other financial institution, any account in which securities transactions can be effected and in which the associated person has a beneficial interest.(Please see FINRA Rule 3210 for further detail).

You are responsible for the transactions of these other persons and entities and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy. Any Siebert insider giving these gifts must understand that they will be unable to give any advice or direction for any transactions related to these gifts.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons as indicated by each of the sections below may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, the Company discourages any person subject to this Policy from entering into any purchase and sale, or any sale and purchase of any Company Securities within a 30-day window starting at the settlement date of the first transaction.

Please note that Section 16(b) of the Exchange Act already removes the incentive for profits derived from short-term trading of the Company’s stock for officers, directors and shareholders owning 10% or more of the Company’s common stock as they will be liable to the Company for these profits.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short life of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Given that some hedging transactions may have legitimate tax or other objectives, the Company may conclude that the transaction is preferable to the outright sale of the stock by a director, officer or other employee. Counsel must also take into account the application of Section 16, Rule 144, and proxy statement disclosure requirements (including Section 955 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added a disclosure requirement regarding hedging policies to Section 14 of the Exchange Act).

Post Trade Approval

All trading of the Company Securities by persons subject to this Policy will be subject to review. The review of trading in Company Securities and any issues that arise will be presented to the Board of Directors.

Additional Procedures for Siebert Insiders

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals designated by the Company as well as other members of their households and entities controlled by such persons, (collectively “Siebert Insiders”) (Please see FINRA Rule 3210 for further detail). These additional procedures will be communicated to the Siebert Insiders separately.

Review of Insider List. The list will be reviewed on a quarterly basis and updated as necessary (i.e. removal after termination, addition due to promotion, etc.).

Although the Company has established additional procedures for the individuals, at any time the Board of Directors or their delegees may determine that it is in the best interest of the Company to restrict trading for all employees, including any subsidiaries.

Pre-Clearance Procedures. The Siebert Insiders may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Company is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company. The requestor should be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Blackout Period Restriction. The Siebert Insiders may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period.” The routine Blackout Periods begin 2 weeks prior to the end of each fiscal quarter and end on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the first business day following the public release of the Company’s quarterly earnings and ending 2 weeks prior to the close of the next fiscal quarter. The Compliance Officer will prepare and distribute an annual calendar setting forth the Blackout and Window Periods for the current fiscal year.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Company may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Company, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Company may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Company has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The blackout period restriction and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the blackout period restriction trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Company and meet the requirements of Rule 10b5-1.

To comply with the Policy, the Rule 10b5-1 Plan may not be adopted by a person subject to this Policy when he or she is in possession of material nonpublic information or within a Blackout Period.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Treatment Of Customer Information

The Company considers confidential all information concerning its customers including, for example, their financial condition, prospects, plans and proposals. The misuse of customer information can damage their reputation as well as customer relationships.

Investigations Of Trading Activities

From time to time the Exchanges, FINRA, and the SEC request information from the Company concerning trading in specific securities. Requests for information should be referred directly to Compliance. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. The Company may submit these affidavits to the Exchanges, FINRA, or the SEC.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer or the Company.

Certification

All Company employees are required to annually certify their understanding of, and intent to comply with this Policy. If you do not understand any part of the policy, please ask your supervisor or the Compliance Department for clarification. If, for any reason, you are unwilling or unable to abide by these policies, contact the Compliance Department immediately.